Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 20, 2014, relating to the consolidated income statement, statements of comprehensive income/(loss), cash flows, and changes in equity of Fiat S.p.A. and subsidiaries for the year ended December 31, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of IAS 19 (revised 2011) - Employee Benefits and the adoption of IFRS 11 - Joint Arrangements) appearing in the Prospectus dated July 8, 2014 which forms part of the Registration Statement on Form F-4 (No. 333-197229).

/s/ DELOITTE & TOUCHE S.p.A.

Turin, Italy

October 10, 2014